Exhibit 99.1

CONTACT: Investor Relations Taylor Morrison Home Corporation (480) 734-2060 investor@taylormorrison.com

DAVID MERRITT JOINS TAYLOR MORRISON BOARD OF DIRECTORS

SCOTTSDALE, AZ, June 19, 2013 – Taylor Morrison Home Corporation (NYSE:TMHC) announced today that David Merritt is joining its board of directors as an additional independent board member as well as a member of the Audit Committee.

“We’re very pleased to add David to our board of directors,” said Taylor Morrison President and CEO Sheryl Palmer. “His knowledge and financial experience will prove to be invaluable assets as we continue to capitalize on market opportunities and grow our operations.”

With more than 30 years of senior corporate finance experience, Mr. Merritt currently serves as President of BC Partners, Inc. a financial advisory services firm. Prior to joining BC Partners, Inc., Mr. Merritt served in various senior corporate finance roles including Chief Financial Officer of iCRETE, LLC, a building materials technology company, Managing Director of both Salem Partners, LLC and GKM and Chief Financial Officer of CKE. From 1975 to 1999, Mr. Merritt served in various roles in the Los Angeles office of KPMG LLP including Audit and Consulting Partner.

Mr. Merritt is currently an independent Director and Chairman of the Audit Committee on the boards of Charter Communications, Inc. and Calpine Corporation. He also serves as Director for Buffets Restaurants Holdings, Inc. He is currently a member of the Dean’s Advisory Committee for California State University at Northridge Business School. Previously he was the Chairman of the Board of Governors for Inner City Arts, a not-for-profit art school in East Los Angeles and Director on the board of Outdoor Network Holdings, Inc.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison Home Corporation (NYSE:TMHC) operates in the U.S. under the Taylor Morrison and Darling Homes brands and in Canada under the Monarch brand. Taylor Morrison is a builder and developer of single-family detached and attached homes serving a wide array of customers including first-time, move-up, luxury and active adult customers. Taylor Morrison divisions operate in Arizona, California, Colorado, Florida and Texas. Darling Homes serves move-up and luxury homebuyers in Texas. Monarch, Canada’s oldest homebuilder builds homes for first-time and move-up buyers in Toronto and Ottawa as well as high rise condominiums in Toronto. For more information about Taylor Morrison, Darling Homes or Monarch, please visit www.taylormorrison.com, www.darlinghomes.com and www.monarchgroup.net.